    As filed with the Securities and Exchange Commission on February 7, 2003

                                                      Registration No.

-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------


                         CENTRA FINANCIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

         West Virginia                                           55-0770610
-------------------------------                              ------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

990 Elmer Prince Drive         Morgantown         West Virginia          26507
-------------------------------------------------------------------------------
(Address of Principal            (City)              (State)          (Zip Code)
  Executive Offices)

                                 (304) 598-2000
                           ------------------------
                         (Registrant's telephone number,
                              including area code)


                         CENTRA FINANCIAL HOLDINGS, INC.
                            1999 STOCK INCENTIVE PLAN

                                DOUGLAS J. LEECH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CENTRA FINANCIAL HOLDINGS, INC.
                             990 ELMER PRINCE DRIVE
                         MORGANTOWN, WEST VIRGINIA 26507
                                 (304) 598-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED            UNIT (1)             PRICE (1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 Par Value
(including associated rights issued under         800,000              $11.09             $8,872,000            $817.00
the Shareholder Protection Rights Plan)
-----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee on the basis of the book value of Centra Financial Holdings, Inc. common stock on December 31, 2002.

                                     PART I

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this registration statement.

         (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the SEC on March 21, 2002 (File No. 333-93437); and

         (b) All reports we have filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 21, 2002.

         In addition, all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of Common Stock registered on this registration statement have been sold or (2) effects the deregistration of the balance of such shares then remaining unsold shall be deemed incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         AUTHORIZED COMMON STOCK. Centra currently has a total authorized capital of $51,000,000 consisting of 50,000,000 shares of common stock, with a par value of $1.00 per share and 1,000,000 shares of preferred stock with a par value of $1.00 per share.

         DIVIDENDS AND DIVIDEND RIGHTS. The shareholders of Centra are currently entitled to receive dividends when and as declared by their respective boards of directors, subject to various regulatory restrictions. The bank's dividends are subject to the restrictions contained in West Virginia Code Section 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank's surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking ("Banking Commissioner") is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. "Net profits" is defined as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

         VOTING RIGHTS. All voting rights are vested in the holders of Centra's common stock. In the election of directors, the shareholders of Centra have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or under certain circumstances, to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

         PREEMPTIVE RIGHTS. The holders of Centra's common stock do not have preemptive rights to subscribe to any additional securities which may be issued by Centra. Therefore, future shares of Centra's common stock or other securities may be offered to the public or to shareholders or to both at the discretion of the board of directors. If Centra should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro rata portion of the shares issued.

         LIQUIDATION RIGHTS. Holders of Centra's common stock will be entitled to share equally in the net assets of Centra in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of any outstanding senior securities. At this time, there are no senior securities of Centra authorized, issued or outstanding, and Centra currently does not plan to issue senior securities.

         SHAREHOLDER APPROVAL OF MERGERS AND OTHER TRANSACTION. According to legislation passed by the West Virginia Legislature in 1986, before a bank holding company can merge or consolidate with an out-of-state bank, an out-of-state bank holding company or a subsidiary of an out-of-state bank holding company, the affirmative vote of the holders of at least two-thirds of the outstanding capital stock is required, or by a greater proportion if the laws of the other state so require. Before a bank holding company can merge or consolidate with other banks or corporations under West Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of a bank holding company is required to approve such a merger or consolidation.

         DIRECTORS. Centra's bylaws authorize its board of directors to designate the number of directors of the corporation within a range of no less than six and no more than 30. Currently, Centra's board consists of six directors.

         TRANSFERABILITY. Shares of common stock issued upon exercise of options granted pursuant to the Plan may not be resold by participants in the Plan unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption from registration set forth in Rule 144 or Rule 145 promulgated by the Securities and Exchange Commission. Generally, Rule 144 and Rule 145 will permit an affiliate to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of such stock reported through the Nasdaq National Market during the four calendar weeks preceding such sale, provided that Centra has either filed certain periodic reports with the Commission or made publicly available certain information concerning it and provided that such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to the provisions of Article V.1 of Centra Financial Holdings, Inc.'s articles of incorporation below.

         V.1.     INDEMNIFICATION:

                  A. INDEMNIFICATION. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

                  B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under this
         Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

                  Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  C. CONTRACTUAL RIGHTS: APPLICABILITY. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

                  D. REQUESTED SERVICE. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

                   E. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

                  F. INSURANCE. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

         Centra Financial is a West Virginia corporation subject to the applicable indemnification provisions of the General Corporation Law of West Virginia.

         The foregoing indemnity provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Centra Financial pursuant to the foregoing provisions, or otherwise, Centra Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Centra Financial of expenses incurred or paid by a director, officer or controlling person of Centra Financial in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Centra Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 8.  EXHIBITS

         5        Opinion of Jackson Kelly PLLC
         23.1     Consent of Ernst & Young LLP
         23.2     Consent of Jackson Kelly PLLC (filed as part of the opinion at Exhibit 5 herein)

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgantown, State of West Virginia, on January 15, 2003.


                                            CENTRA FINANCIAL HOLDINGS, INC.



                                            By       /s/ Douglas J. Leech
                                               --------------------------------
                                                     Douglas J. Leech
                                                     President and
                                                     Chief Executive Officer



                                            By       /s/ Kevin Lemley
                                               --------------------------------
                                                     Kevin Lemley
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     (principal financial and
                                                     accounting officer)


                                POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Leech and Kevin Lemley, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                TITLE                      DATE
         ----------                -----                      ----

/s/  Arthur Gabriel               Director                January 15, 2003
---------------------------
Arthur Gabriel

/s/  Parry G. Petroplus           Director                January 15, 2003
---------------------------
Parry G. Petroplus

/s/  Milan Puskar                 Director                January 15, 2003
---------------------------
Milan Puskar

                                  Director                January 15, 2003
---------------------------
Bernard G. Westfall

/s/  James W. Dailey, II          Director                January 15, 2003
---------------------------
James W. Dailey, II

/s/  Douglas J. Leech             Director                January 15, 2003
---------------------------
Douglas J. Leech

EXHIBIT INDEX


EXHIBITS

         5       Opinion of Jackson Kelly PLLC
         23.1    Consent of Ernst & Young LLP
         23.2    Consent of Jackson Kelly PLLC (filed as part of the opinion at Exhibit 5 herein)